Exhibit 99.1

2009 STOCK INCENTIVE PLAN
Adopted March 1, 2009
Effective Date March 1, 2009
Modification Effective July 1, 2012

1.	Purposes.
The purposes of the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan are to promote the long-term growth of 1st Portfolio Holding Corporation and its subsidiaries by rewarding key management employees of 1st Portfolio Holding Corporation and its subsidiaries, consultants, and members of the Board of Directors of 1st Portfolio Holding Corporation with a proprietary interest in 1st Portfolio Holding Corporation for outstanding long-term performance and to attract, motivate and retain highly qualified and capable employees, consultants, and directors.

2.	Definitions.
Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

A.	“Award” means an award granted to a Participant under the Plan in the form of an Option, Restricted Stock, Stock Bonus or any combination of the foregoing.

B.	“Board” means the Board of Directors of the Corporation.

C.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

D.	“Common Stock” means the common stock of the Corporation.

E.
“Consultant” means any person performing consulting or advisory services for the Corporation or any Subsidiary, with or without compensation, to whom the Corporation chooses to grant a Non-Qualified Stock Option, Restricted Stock or Stock Bonus in accordance with the Plan, provided that bona fide services must be rendered by such person and such services are not rendered in connection with the sale of securities in a capital raising transaction.

F.	“Corporation” means 1st Portfolio Holding Corporation, a Virginia corporation, or any successor thereto.

G.	“Disability” means total disability as defined in Section 22(e)(3) of the Code.

H.	“Fair Market Value” means the most recent determination of the fair market value of each share of Common Stock made in accordance with Section 10.

I.	“Incentive Stock Option” means an Option which meets the requirements of Section 422 of the Code.

J.	“Non-Qualified Stock Option” means an Option which does not meet the requirements of Section 422 of the Code.

K.	“Option” means an option awarded under Section 7 to purchase Shares. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

L.	“Option Exercise Period” means the period from the Option Grant Date to the date on which an Option expires.

M.	“Option Grant Date” means the date upon which the Board grants an Option to an Optionee.

N.	“Optionee” means an employee, Consultant, or member of the Board of Directors of the Corporation or any Subsidiary to whom an Option has been granted.

O.
“Participant” means an employee, Consultant, or member of the Board of Directors of the Corporation or any Subsidiary to whom an Award has been granted which has not terminated, expired or been fully exercised.

P.	“Plan” means this 1st Portfolio Holding Corporation 2009 Stock Incentive Plan, as it may be amended and restated from time to time.

Q.
“Restricted Period” means the period of time, which may be a single period or multiple periods, during which Restricted Stock awarded to a Participant remains subject to the Restrictions imposed on such Shares, as determined by the Board.

R.
“Restricted Stock” means an award of Shares on which are imposed Restricted Periods and Restrictions which subject the Shares to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

S.	“Restricted Stock Agreement” means a written agreement between a Participant and the Corporation evidencing an award of Restricted Stock.

T.	“Restricted Stock Award Date” means the date on which the Board awards Restricted Shares to the Participant.

U.
“Restrictions” means the restrictions and conditions imposed on Restricted Stock award to a Participant, as determined by the Board, which must be satisfied in order for the Restricted Stock award to vest, in whole or in part, in the Participant.

The Board may also impose additional restrictions and conditions on Restricted Stock award to a Participant, as determined by the Board to be in the best interest of the Corporation.

Additional restrictions will not affect Incentive Stock Options (ISO’s) or the shares issued pursuant to ISO’s.

V.
“Retirement” means retirement from active employment or service as a Consultant or member of the Board of Directors with the Corporation or any Subsidiary after the employee, Consultant, or member of the Board of Directors has attained age sixty (60) and has completed at least ten (10) years of employment or service as a Consultant or member of the Board of Directors with the Corporation or a Subsidiary.

W.	“Shares” means shares of the common stock of the Corporation.

X.	“Stock Bonus” means the grant under this Plan of Common Stock as a bonus for services rendered by an Employee, Consultant, or Director.

Y.	“Stock Option Agreement” means a written agreement between a Participant and the Corporation evidencing an award of an Option.

Z.	“Subsidiary” means any domestic or foreign corporation of which the Corporation owns, directly or indirectly, at least 50% of the total combined voting power of such corporation.

AA.
“Ten Percent Shareholder” means an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than 10% of the total voting power of all classes of stock of the Corporation or any Subsidiary.

AB.	“Voting Stock” means all capital stock of the Corporation which by its terms is entitled under ordinary circumstances to vote in the election of directors.

3.Administration of the Plan.

A.	Administrator of Plan. The Plan shall be administered by the Board.

B.	Authority of Board. The Board shall have full power and authority to:

i.	designate the Participants to whom Options, Restricted Stock, or Stock Bonuses may be awarded from time to time;

ii.	determine the type of Award to be granted to each Participant under the Plan and the number of Shares subject thereto;

iii.	determine the duration of the Restricted Period and the Restrictions to be imposed with respect to each Award;

iv.	interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan;

v.	approve the form and terms and conditions of the Restricted Stock Agreement, Stock Option Agreement, or Stock Bonus Agreement, as the case may be, between the Corporation and the Participant; and

vi.	designate persons other than members of the Board to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe.
The foregoing determinations shall be made in accordance with the Board’s best business judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan.

C.
Determinations of Board. A majority of the Board shall constitute a quorum at any meeting of the Board, and all determinations of the Board shall be made by a majority of its members. Any action which the Board shall take through a written instrument signed by all of its members shall be as effective as though it had been taken at a meeting duly called and held.

D.	Delegation. The Board may delegate such non-discretionary administrative duties under the Plan to one or more agents as it shall deem necessary and advisable.

E.
Effect of Board Determinations. No member of the Board shall be personally liable for any action or determination made in good faith with respect to the Plan, any Award or any settlement of any dispute between a Participant and the Corporation. Any decision made or action taken by the Board with respect to an Award or the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

4.Awards Under The Plan.
Awards to a Participant under the Plan may be in the form of a Non-Qualified Stock Option, an Incentive Stock Option, Restricted Stock, a Stock Bonus, or a combination thereof, at the discretion of the Board. If an Option is designated as an Incentive Stock Option, the terms of such Option shall be in conformance with Section 422 of the Code.

5.	Eligibility.
The Participants in the Plan shall be the officers, key employees, and Consultants of the Corporation and its Subsidiaries designated by the Board. A Participant who has been granted an Award under the Plan may be granted additional Awards under the Plan under such circumstances, and at such times, as the Board may determine. Incentive Stock Options may be granted only to employees of the Corporation and its Subsidiaries.

6.	Shares Subject to Plan.

Subject to adjustment as provided in Section 14, the aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed 900,000 Shares. Any portion of such Shares may be issued under Incentive Stock Options pursuant to the Plan. If all or any portion of any outstanding Award under the Plan for any reason expires or is terminated, the Shares allocable to the unexercised or forfeited portion of such Award may again be subject to an Award under the Plan.

7.	Options.

A.	Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions:

i.
Option Price. The option price per Share under each Option granted by the Board (the “Option Price”) may not be less than 100% (110% in the case of a Ten Percent Shareholder) of the Fair Market Value per Share on the Option Grant Date. In no event shall the Option Price be less than the par value (if any) of such Share on the Option Grant Date.

ii.	Vesting of Options. The Board shall determine the vesting schedule to be applied to each Option. The Board may accelerate the vesting of any Option in its discretion.

iii.
Exercise of Options. Each Option shall be exercisable on the dates and for the number of Shares as shall be provided in the related Stock Option Agreement, provided that in no event shall the Option Exercise Period exceed ten years from the Option Grant Date (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder). Options may be exercised (in full or in part) only by written notice delivered to the Corporation at its principal executive office, accompanied by payment of the Option Price for the Shares as to which such Option is exercised. The Option Price of each Share shall be paid in full at the time of exercise (i) in cash, (ii) with Shares owned by the Participant, (iii) if the Board so determines, with a promissory note, or (iv) any combination thereof. For purposes of making payment in Shares, such Shares shall be valued at their Fair Market Value on the date of exercise of the Option and shall have been held by the Participant for at least six months.

iv.
Termination of Employment or Service of Optionee. The Board shall have authority to determine the circumstances under which an Option will vest upon termination of the employment or service of the Optionee for any reason. Unless the Optionee terminates employment or service by reason of Retirement, death or Disability, in the case of any Non-Qualified Stock Option, the Board shall provide that vesting of the Option shall cease on the date of termination of employment and the Option shall terminate on the date which is 90 days after the date on which the Optionee terminates employment or service. In the event an Optionee terminates employment or service by reason of the Optionee’s death, Disability or Retirement, the Board shall provide that the Non-Qualified Stock Options shall vest on the date on which the Optionee dies, incurs a Disability or retires, and the Option shall terminate one year after the date on which the Optionee terminates employment or service as a result of death, Disability or Retirement. In any event, each Non-Qualified Stock Option shall terminate no later than ten years after the Option Grant Date. Unless otherwise determined by the Board, in the case of any Incentive Stock Option, the Board shall provide that the Option shall terminate on the date 90 days (one year, in the event the Optionee terminates employment by reason of the Optionee’s death or Disability) after the date on which the Optionee terminates employment, or, if earlier, ten years after the Option Grant Date (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder). Such provisions shall be contained in the Option Agreement given to each Optionee.

v.
Rights as a Stockholder. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Shares covered by any Option until the date of the issuance of a stock certificate to such person evidencing such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 14.

vi.
Investment Purpose. The Corporation shall not be obligated to sell or issue any Shares pursuant to any Option unless the Shares with respect to which the Option is being exercised are at that time registered or exempt from registration under the Securities Act of 1933, as amended.

vii.
Assumption of Options. The Corporation may issue or assume any stock option in any transaction or transactions upon such terms and conditions and, in the case of any option so assumed, with such modifications or adjustments therein, as shall be determined by the Board. Any such option so issued or assumed shall be deemed to be an Option granted under this Plan, notwithstanding that any provision of this Plan would not, except for this Section 7, permit the grant of an option having the terms and conditions, including the option price, of such option as so issued or assumed.

viii.
Incentive Stock Options. In the case of an Incentive Stock Option granted under the Plan, the aggregate Fair Market Value (determined at the Option Grant Date) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Corporation and its Subsidiaries may not exceed $100,000.

ix.
Forfeiture of Options for Misconduct. If the President of the Corporation or his or her designee reasonably believes an Optionee has committed an act of misconduct, as described in this subparagraph (viii), the President may suspend the Optionee’s rights to exercise any Option pending a determination by the Board. If the Board determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation policy resulting in loss, damage, or injury to the Corporation, or if an Optionee makes any unauthorized disclosure of any trade secret or confidential information, breaches any written agreement with the Corporation, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation, or solicits or attempts to solicit any employee of the Corporation to terminate employment with the Corporation, neither the Optionee nor the Optionee’s estate shall be entitled to exercise any Option whatsoever. In making such determination, the Board shall act fairly and shall give the Optionee an opportunity to appear and present evidence on his or her behalf at a hearing before the Board.

x.
Notice of Disposition of Shares. An Optionee shall give written notice to the Corporation of the Optionee’s intent to make any disposition of the Shares acquired upon the exercise of an Incentive Stock Option if such disposition occurs within two years of the Option Grant Date or within one year of the date the Incentive Stock Option was exercised. If the Corporation or Subsidiary is required to withhold federal, state or local taxes as a result of such disposition, the Optionee shall be required to make appropriate arrangements with the Corporation or Subsidiary, as the case may be, for satisfaction of any federal, state or local taxes the Corporation or Subsidiary is required to withhold as a condition precedent to the transfer of the Shares by the Corporation’s transfer agent. Any Shares issued to a Participant upon exercise of an Incentive Stock Option shall bear a legend reflecting this restriction.

8.Restricted Stock and Stock Bonuses.

A.	Terms of Restricted Stock Awards. Subject to and consistent with the provisions of the Plan, with respect to each Award of Restricted Stock to a Participant, the Board shall determine:

i.	the terms and conditions of the Restricted Stock Agreement between the Corporation and the Participant evidencing the Award;

ii.	the Restricted Period for all or a portion of the Award;

iii.
the Restrictions applicable to the Award, including, but not limited to, continuous employment with the Corporation or any of its Subsidiaries for a specified term or the attainment of specific corporate, divisional or individual performance standards or goals, which Restricted Period and Restrictions may differ with respect to each Participant;

iv.
whether the Participant shall receive the dividends and other distributions paid with respect to an Award of Restricted Stock as declared and paid to the holders of the Shares during the Restricted Period or shall be withheld by the Corporation for the account of the Participant until the Restricted Periods have expired or the Restrictions have been satisfied, and whether interest shall be paid on such dividends and other distributions withheld, and if so, the rate of interest to be paid, or whether such dividends may be reinvested in Shares;

v.
the percentage of the Award which shall vest in the Participant in the event of such Participant’s death, Disability or Retirement prior to the expiration of the Restricted Period or the satisfaction of the Restrictions applicable to an award of Restricted Stock; or

vi.
notwithstanding the Restricted Period and the Restrictions imposed on the Restricted Shares, as set forth in a Restricted Stock Agreement, whether to shorten the Restricted Period or waive any Restrictions, if the Board concludes that it is in the best interests of the Corporation to do so.

B.
Delivery of Shares. Upon an Award of Restricted Stock to a Participant, the stock certificate representing the Restricted Stock shall be issued and transferred to and in the name of the Participant, whereupon the Participant shall become a stockholder of the Corporation with respect to such Restricted Stock and shall be entitled to vote the Shares. Such stock certificate shall be held in custody by the Corporation, together with stock powers executed by the Participant in favor of the Corporation, until the Restricted Period expires and the Restrictions imposed on the Restricted Stock are satisfied.

C.
Stock Bonuses. Each Stock Bonus shall be evidenced by a written agreement between the Corporation and the recipient of the Stock Bonus (a “Stock Bonus Agreement”), which sets forth (i) the number of shares awarded to the recipient, and (ii) such additional provisions, not inconsistent with this Plan, as the Board may prescribe. The recipient of a Stock Bonus shall be responsible for the payment of all federal and state income taxes and Social Security taxes required to be withheld and paid with respect to a Stock Bonus. At the Corporation’s option, the Corporation may withhold the appropriate amount from the recipient’s regular compensation and from any dividends paid on Bonus Stock, or require the recipient to pay the amount of the withholding tax to the Corporation.

9.Non-Transferability of Options.

All Options granted under the Plan shall not be transferable by the Participant during the Participant’s lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except pursuant to a qualified domestic relations order, by will or by the applicable laws of descent and distribution. Options shall be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative.

10.	Fair Market Value.
The Fair Market Value of each share of Common Stock will be determined by the Board. In its discretion, the Board may retain an independent appraiser or accounting firm to assist it in the determination of the Fair Market Value of the Common Stock. The Board’s determination of the Fair Market Value of the Common Stock shall be final, binding and conclusive.

11.	Withholding of Taxes.
Federal, state or local law may require the withholding of taxes applicable to income resulting from an Award. A Participant shall be required to make appropriate arrangements with the Corporation or Subsidiary, as the case may be, for satisfaction of any federal, state or local taxes the Corporation or Subsidiary is required to withhold. The Corporation shall be under no obligation to issue Shares to the Participant unless the Participant has made the necessary arrangements for payment of the applicable withholding taxes.

12.	No Right to Continued Employment.
Neither the establishment of the Plan nor the granting of an Award shall confer upon any Participant any right to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate such employment at any time. No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Corporation or any of its Subsidiaries, unless the Board shall determine otherwise.

13.	Amendment.

A.
Amendment and Termination of Awards. The terms and conditions applicable to any Award may thereafter be amended or modified by mutual agreement between the Corporation and the Participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Corporation and a Participant in the Plan or under any other present or future plan of the Corporation, Options or other Awards may be granted to a Participant in substitution and exchange for, and in cancellation of, any Awards previously granted to the Participant under the Plan, or under any other future plan of the Corporation.

B.
Amendment and Termination of Plan. The Board may amend the Plan from time to time, except that, without approval of the stockholders of the Corporation, no such revision or amendment shall change the number of Shares subject to the Plan, change the classes of individuals eligible to receive Options, decrease the price at which Options may be granted or remove the administration of the Plan from the Board. Unless sooner terminated as provided herein, the Plan shall terminate on the tenth anniversary of its effective date. The Board may terminate this Plan at any time it deems advisable, except that Options and, Restricted Stock granted under the Plan before its termination shall continue to be administered under the Plan until such Options are canceled, terminated, or are exercised and the Restricted Stock is canceled, vested or is forfeited.

14.Changes in Capitalization.
Subject to any required action by the stockholders, the number of Shares covered by each outstanding Award and the exercise price per each such Share subject to an Option shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Corporation resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Corporation.
If the Corporation merges or is consolidated with another corporation, whether or not the Corporation is a surviving corporation, or if the Corporation is liquidated or sells or otherwise disposes of substantially all of its assets while unexercised Options remain outstanding under the Plan, (i) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of that Option, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of Shares equal to the number of Shares as to which that Option may be exercised; or (ii) if Options have not already become exercisable, the Board may waive any limitations set forth in or imposed pursuant to the Plan so that all Options, from and after a date prior to the effective date of that merger, consolidation, liquidation, sale or other disposition, as the case may be, specified by the Board, shall be exercisable in full.

If the Corporation is merged into or consolidated with another corporation under circumstances where the Corporation is not the surviving corporation (other than circumstances involving a mere change in the identity, form or place of organization of the Corporation), or if the Corporation is liquidated or dissolved, or sells or otherwise disposes of substantially all of its assets to another entity while unexercised Options remain outstanding under the Plan, unless provisions are made in connection with the transaction for the continuance of the Plan and/or the assumption or substitution of Options with new options covering the stock of the successor corporation, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices, then all outstanding Options shall be canceled as of the effective date of such merger, consolidation, liquidation, dissolution, or sale.
In the event of a change of all of the Corporation’s authorized Shares with par value into the same number of Shares without par value, the Shares resulting from any such change shall be deemed to be the Shares within the meaning of the Plan.
To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive; provided, that each Option which, upon grant of the Option, is specifically designated as an Incentive Stock Option shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an Incentive Stock Option.
Except as hereinbefore expressly provided in this Section 14, the Participant shall have no rights (i) by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, or (ii) by reason of any dissolution, liquidation, merger, or consolidation, spin-off of assets or stock of another corporation, or any issue by the Corporation of shares of stock of any class, nor shall any of these actions affect, or cause an adjustment to be made with respect to, the number or price of Shares subject to any Option.
The grant of any Award pursuant to the Plan shall not affect in any way the right or power of the Corporation (i) to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, (ii) to merge or consolidate, (iii) to dissolve, liquidate, or sell or transfer all or any part of its business or assets or (iv) to issue any bonds, debentures, preferred or other preference stock ahead of or affecting the Shares. If any action described in the preceding sentence results in a fractional Share for any Participant under any Award hereunder, such fraction shall be completely disregarded and the Participant shall only be entitled to the whole number of Shares.

15.	Governing Law.
The Plan and each Stock Option Agreement, Restricted Stock Agreement and Stock Bonus Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia.

16.	Effective Date.
The Plan shall become effective on the date on which the Plan is approved by the Board, provided that any Incentive Stock Options granted under the Plan shall be subject to and conditioned upon shareholder approval of the Plan within one (1) year of the adoption of the Plan by the Board.